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                                                                  EXHIBIT(11)(A)



CONTINENTAL ASSURANCE COMPANY
                                                                              6
CNA Plaza                       A Stock Company
Chicago, Illinois 60685         Herein called the Company                    78






                                    AMENDMENT





AMENDMENT TO BE ATTACHED TO AND BECOME A PART OF THE ADMINISTRATIVE SERVICES AGREEMENT DATED JUNE 28, 1996, BY AND BETWEEN CONTINENTAL ASSURANCE COMPANY (herein called the Company) AND THE JOINT RETIREMENT BOARD OF THE RABBINICAL ASSEMBLY, THE UNITED SYNAGOGUE OF AMERICA, AND THE JEWISH THEOLOGICAL SEMINARY OF AMERICA (herein called the Joint Retirement Board).





The following changes are hereby made in the Agreement:




1) Section 2. entitled "Fee Schedule" is hereby deleted in its entirety and replaced by the following:



2.   Fee Schedule.

For all of the Joint Retirement Board's services to Participants hereunder, the Company agrees to pay fees to the Joint Retirement Board as follows:


         2.1 The Joint Retirement Board shall be entitled to administrative fees calculated and payable quarterly at a rate of 8 basis points (.08%) of the Net Asset Value of the account of each participant under the Group Annuity Contract on each March 31, June 30, September 30 and December
         31. Payment on this basis will begin with the March 31, 2000 account values.


         2.2 The Company shall furnish to the Joint Retirement Board a statement setting forth the computation of the quarterly administrative fees promptly following each calendar quarter. The total quarterly fees shall be due and payable within 30 calendar days after each calendar quarter.


         2.3 Expenses arising in connection with the Joint Retirement Board's services to the Company under this Agreement shall be the responsibility of the Joint Retirement Board.



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2) In Annex A, entitled Administrative Services, the last sentence is deleted and replaced by the following:

Testing fees debited for accuracy.



This Amendment shall be effective January 1, 2000.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed this ___ day of _______, 19____.

     THE JOINT RETIREMENT BOARD OF THE RABBINICAL ASSEMBLY, THE UNITED SYNAGOGUE OF AMERICA, AND THE JEWISH THEOLOGICAL SEMINARY OF AMERICA


                                        BY:
-------------------------------------      -------------------------------------
Witness                                    Title:


                          CONTINENTAL ASSURANCE COMPANY


BY:
   ----------------------------------      -------------------------------------
   Group Vice President                     Assistant Secretary